                                                                Exhibit 4.1
                                FORM OF DEBENTURE

         NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

NNo. 00A-                                           US $


                         TITAN MOTORCYCLE CO. OF AMERICA

              12% SECURED CONVERTIBLE DEBENTURE DUE AUGUST 31, 2002

        THIS DEBENTURE is one of a duly authorized issue of up to $750,000 in Debentures of TITAN MOTORCYCLE CO. OF AMERICA, a corporation organized and existing under the laws of the State of Nevada (the "Company") designated as its 12% Secured Convertible Debentures.

         FOR VALUE RECEIVED, the Company promises to pay to ____________________ ______________________________, the registered holder hereof (the "Holder"), the principal sum of ________________________ and 00/100 Dollars (US $_____________)
on August 31, 2002 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears (i) upon conversion as provided herein or (ii) on the Maturity Date, at the rate of 12% per annum accruing from the date of initial issuance of this Debenture. Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of Section 4 below (the terms of which shall govern as if this sentence were not included in this Debenture), interest on this Debenture is payable, at the option of the Company, in shares of Common Stock of the Company, $.001 par value ("Common Stock") at the Conversion Price (as defined below) in effect on the date of payment, or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. This Debenture is being issued pursuant to the terms of the Securities Purchase Agreement, dated August ___________________, 2000
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(the "Securities Purchase Agreement"), to which the Company and the Holder (or the Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

         This Debenture is subject to the following additional provisions:

         1. The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

         3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Securities Purchase Agreement . In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         4. A. The Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert this Debenture at any time into shares of Common Stock of the Company at a conversion price for each share of Common Stock ("Conversion Price") equal to the lower of the Fixed Conversion Price or the Variable Conversion Price (as those terms are defined below). The term "Fixed Conversion Price" means the amount equal to seventy percent (70%) of the average of the Closing Bid Price for the five (5) trading days ending on the trading day immediately preceding the Closing Date; which amount is subject to adjustment as provided herein. The term "Variable Conversion Price" means the amount equal to seventy percent (70%) of the average of the five (5) lowest Closing Bid Prices (which need not be from consecutive trading days) during the twenty-two (22) trading days ending on the trading day immediately preceding the Conversion Date (as defined below). Interest accrued or accruing from the date of issuance to the Conversion Date or the Maturity Date, as the case may be, shall, at the option of the Holder, be paid
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in cash or Common Stock at the Conversion Price then applicable as of the
Conversion Date or the Maturity Date, as the case may be.

         B. (i) To effect a conversion of this Debenture, the Holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Company (to the attention of the President, with copies to the Chief Financial Officer of the Company, the Company's transfer agent and the Company's counsel, all as identified by notice given by the Company to the Holder from time to time) as provided in this Section 4(B). The Notice of Conversion shall be executed by the Holder and shall evidence such Holder's intention to convert all or a portion of this Debenture. The date of conversion (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company, provided that the Holder must deliver to the Company this Debenture (the "Converted Debenture") no later than five (5) business days thereafter.

                  (ii) Certificates representing the Common Stock issuable on conversion of this Debenture (the "Conversion Certificates") will be delivered to the Holder at the address specified in the Notice of Conversion (which may be the Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within five (5) business days (such fifth business day, a "Delivery Date") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Section 4(B) or
(ii) the date on which the Converted Debenture is delivered to the Company.

                  (iii) The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Debenture other than transfer taxes due upon conversion, if such Holder has transferred to another party this Debenture or the right to receive Common Stock upon the Holder's conversion hereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

                  (iv) If any conversion of this Debenture would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Debenture shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

                  (v) In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Section 4(A) hereof. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Holder. If the Company and the Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors, which shall be one of the top six nationally recognized
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accounting firms selected by the Holder (unless the Holder and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five
(5) business days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Section 4(A) hereof.
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         C. Without shareholder approval, the Company may not issue shares of
Common Stock in excess of (a) (i) the number of authorized shares, or (ii) if the Cap Regulations are applicable, the Cap Amount (or the allocation of the Cap Amount to the Holder in accordance with the provisions of Section 4(j)(i) of the Securities Purchase Agreement) (collectively, the "Issuance Limitations"). Without limiting the other provisions of the Securities Purchase Agreement or this Debenture, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of all the debentures issued in this series of Debentures without violating the Issuance Limitations. If at any time after the Meeting Date, the then authorized and unissued shares of Common Stock of the Company or the Cap Amount (or the allocation thereof to the Holder) is less than the number of shares of Common Stock which would then be otherwise potentially issuable upon conversion of all of the then outstanding debentures of this series of Debentures without regard to such Issuance Limitations, the Company shall immediately notify the Holders of all outstanding debentures of this series of Debentures of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the authorization or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding debentures of this series of Debentures but for the Issuance Limitations) to effectuate either or both of an increase in the authorized shares of the Company or the elimination of the application of the Cap Regulations to so as to permit the Company to issue shares of Common Stock in excess of the Cap Amount. In this event, the Holder of a Debenture which can not be converted as a result of the Issuance Limitations after all such Debentures that can be converted under the Issuance Limitations have been converted (each such unconverted Debenture, an "Issuance Limitation Unconverted Debenture"), shall have the option, exercisable in such Holder's sole and absolute discretion, to elect either of the following remedies:

                  (1) If permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the five (5) lowest Closing Bid Prices (which need not be from consecutive trading days, but subject to certain equitable adjustments to account for certain events, such as stock splits or reverse splits, occurring during such period) during the sixty (60) trading days ending on the trading day immediately preceding the date of the Notice of Conversion; or

                  (2) Require the Company to redeem each Issuance Limitation Unconverted Debenture for cash, at an amount per share equal to the Redemption Amount, pursuant to the provisions of Section 5 hereof.

A Holder of an Issuance Limitation Unconverted Debenture may elect one of the above remedies with respect to a portion of such Issuance Limitation Unconverted Debentures and the other remedy with respect to other portions of the Issuance Limitation Unconverted Debentures. Anything herein to the contrary notwithstanding, the remedy contained in clauses (1) and (2) of this Section 4(C) shall not be available to the Holder of such Debentures until after the Meeting Date. If the Issuance Limitations no longer apply to limit the Company's issuance of shares of Common Stock upon conversion of the Debentures or the transactions contemplated by the Transaction Agreements, the remedies contained in clauses (1) and (2) of this Section 4(C) shall not be exercisable by a Holder.

         D. Notwithstanding any other provision hereof, or any of the Transaction Agreements, in no event (except (i) as specifically provided herein as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or (iii) at the Holder's option, on at least sixty-five (65) days' advance written notice from the Holder) shall the Holder be entitled to convert any portion of this Debenture, or shall the Company have the obligation to convert such Debenture (and the Company shall not have the right to pay interest hereon in shares of Common Stock), to the extent that, after such conversion or issuance of stock in payment of interest, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of any unconverted Debentures or any unexercised portion of the Warrants or any other unexercised right held by the Holder subject to a similar limitation), and (b) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). If the Holder transfers or assigns any Debentures to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 4(D) as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the Debentures.

         5. A. In the event that any of the following occur (individually, a "Redemption Event"):

                  (i) The Company's inability or refusal to issue sufficient shares of Common Stock upon conversion of Issuance Limitation Unconverted Debentures in accordance with Section 4(C) hereof; or

                  (ii) The Company's inability to deliver Conversion Certificates under Section 4(B) hereof.

then, upon the occurrence of any such Redemption Event, the Holder of this Debenture shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption of all or part of such Holder's Debentures (a "Redemption Notice") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding Debentures held by such Holder for an amount equal to the Redemption Amount in effect at the time of the redemption hereunder.

         B. The "Redemption Amount" with respect to a Debenture being redeemed (a "Redeemed Debenture") means an amount payable in cash, equal to (x) one hundred thirty percent (130%) of the outstanding principal amount of the Redeemed Debenture plus (y) accrued but unpaid interest thereon.

         C. If the Company fails to pay any Holder the Redemption Amount with respect to any Redeemed Debenture within twenty-five (25) business days after its receipt of a Redemption Notice, then the Holder delivering such Redemption Notice shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Company is not able to redeem all of the Redeemed Debentures subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem Debentures from each Holder of this series of Debentures pro rata, based on the relative outstanding principal amounts of such Debentures (determined at the time of redemption) included by each such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected.

     6. The Conversion Price shall be subject to adjustment from time to time as follows:

         A. If, for as long as any portion of this Debenture remains outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that this Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of this Debenture into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding portion of this Debenture (without regard to the limits contemplated by Paragraph 4(D) hereof) by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company or (ii) by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, (x) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding portion of this Debenture for the Redemption Amount, and/or (y) if the surviving entity in the transaction is a publicly traded entity listed on a Principal Trading Market, elect to retain all or any of the outstanding portion of this Debenture, as to which all of the terms hereof, including but not limited to the conversion terms, shall remain in full force and effect. Anything in this
Section 6(A) to the contrary notwithstanding, if the Sale is for cash consideration of at least $5.00 per share (adjusted for capital transactions occurring after the Closing Date) with or without other consideration (a "Cash Sale"), the Holder shall be deemed to have converted all outstanding principal of this Debenture (and the Company shall be deemed to have elected to pay all accrued but unpaid interest thereon in Common Stock) immediately before the consummation of such Cash Sale, without regard to any of the limitations contemplated by Section 4(D) hereof.

         B. The Company agrees that for as long as Debentures having an outstanding principal balance equal to ten percent (10 %) of the original principal amount of the Debentures issued to the Holder (or the Holder's predecessor in interest) on the Closing Date remain outstanding, the Company will not, without the consent of the Holder, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company. If, for any reason, prior to the Conversion Date or the date of payment of the Redemption Amount hereunder, the Company, with the consent of the Holder, consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the this Debenture outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Debentures then being converted, and (b) the denominator is the principal amount of the Outstanding Debentures.

         C. If, at any time while this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated hereby or by any of the other Transaction Agreements shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, any market price from a date prior to such split which was used in any of the calculation of the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, any market price from a date prior to such record date which was used in any of the calculation of the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

            D. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Debentures in this series of Debentures a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Initial Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Debenture.

         7. Subject to the terms of the Securities Purchase Agreement, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

         8. A. The obligations of the Company under this Debenture are secured under the terms of the Securities Purchase Agreement.

            B. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         9. Whenever the Company is required to make any cash payment to a Holder under this Debenture (upon redemption or otherwise), such cash payment shall be made to the Holder on the date specified herein or, if not so specified, within five (5) business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

         10. The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

         11. This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any provision of this Debenture.

         12. The following shall constitute an "Event of Default":

             a. The Company shall default in the payment of principal or interest on this Debenture and same shall continue for a period of five (5) business days; or

             b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, the Registration Rights Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

             c. Subject to the terms of the Securities Purchase Agreement, the Company fails to authorize or to cause its transfer agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, the Agreement or the Registration Rights Agreement, and any such failure shall continue uncured for five (5) business days; or

         d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

         e. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Securities Purchase Agreement or the Registration Rights Agreement and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure (other than a failure to cause the Registration Statement to become effective no later than the Required Effective Date, as defined and provided in the Registration Rights Agreement, as to which no such cure period shall apply); or

         f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

         g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty
                  (60) days after such appointment; or

         h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

         i. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty
                  (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

         j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding;

         k. The Company shall be in default to the Senior Lender under the terms of the then applicable agreements between the Company and the Senior Lender and any such failure shall continue uncured for thirty (30) days; or

         l. The Company shall have its Common Stock suspended or delisted from the Nasdaq/SmallCap from trading for in excess of twenty
                  (20) trading days.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

         13. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

         14. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section 14 or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this
Section 14 shall control every other provision of this Debenture.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: __________________, 2000

                                      TITAN MOTORCYCLE CO. OF AMERICA

                                      By:_______________________________________


                                      __________________________________________
                                      (Print Name)

                                      __________________________________________

               TITAN MOTORCYCLE CO. OF AMERICA         EXHIBIT A

                              NOTICE OF CONVERSION

          (To be executed by the Registered Holder in order to convert the 12% Secured Convertible Debenture due August 31, 2002)


TO:      TITAN MOTORCYCLE CO. OF AMERICA                      VIA TELECOPIER TO:
         2222 West Peoria Avenue
         Phoenix, AZ 85029
         Attn: Frank Keery, President                         (602) 331-0941



CC:      Titan Motorcycle Co. of America
         Attn: Chief Financial Officer                        (602) 331-0941


         ---------------------------------------              (   )    -
         (Company's Transfer Agent)

         Snell & Wilmer LLP
         Attn: Richard B. Stagg, Esq.                             (602) 382-6070
         (Company's Counsel)


FROM:___________________________________________________________________________
("Holder")

DATE:___________________________________________________________________________
(the "Conversion Date")

RE: Conversion of $__________________________ principal amount (the "Converted Debenture") of the 12% Secured Convertible Debenture Due August 31, 2002 (the "Debenture") of TITAN MOTORCYCLE CO. OF AMERICA (the "Company") into __________________________ shares (the "Converted Shares") of Common Stock (defined below)

CONVERSION DATE:

         The captioned Holder hereby gives notice to the Company, pursuant to the Debenture of TITAN MOTORCYCLE CO. OF AMERICA that the Holder elects to convert the Converted Debenture into fully paid and non-assessable shares of Common Stock, $.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (the lower of the two alternatives is checked):

         _ $___________________, representing the Fixed Conversion Price (as defined in the Debenture)


         _        $__________________________, representing the Variable
                  Conversion Price (as defined in the Debenture).

                  If the Variable Conversion Price is selected above, a schedule of the Closing Bid Prices of the Common Stock for the twenty-two trading days prior to the Conversion Date, as reported on the Principal Trading Market as reported by the Reporting Service (as those terms are defined in the Securities Purchase Agreement defined in the Debenture), is attached for your reference in determining the Conversion Price.

Based on this Conversion Price, the number of Converted Shares indicated above should be issued in the following name(s):

                  Name and Record Address                Converted Shares
                  ___________________________________
                  ___________________________________
                  ___________________________________

         As contemplated by the Debenture and the Securities Purchase Agreement, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above, with a copy to the Company's counsel.

         The Holder has previously surrendered or will surrender (or cause to be surrendered) the Debenture for the Converted Debenture, duly endorsed, to the Company at the address indicated above by express courier within five (5) business days after delivery or facsimile transmission of this Notice of Conversion.

         The certificates representing the Converted Shares (together with the original Converted Debenture or a replacement thereof representing the principal of the Debenture not converted hereby) should be transmitted by the Company to the Holder via express courier or by electronic transfer within the time contemplated by the Debenture and Securities Purchase Agreement after receipt of this Notice of Conversion (by facsimile transmission or otherwise) and the Debenture(s) representing the Converted Debentures to:

                  ___________________________________

                  ___________________________________

                  ___________________________________

         As contemplated by the Debenture, the Company should also pay all accrued but unpaid interest on the Converted Debenture to the Holder. If being paid in cash, such payment should be made by wire transfer as follows:

                  ___________________________________
                  ___________________________________

                  ___________________________________

If being paid in Common Stock as contemplated by the Debenture, such shares should be issued in the name of the Holder and delivered in the same manner as, and together with, the Converted Shares.

         With the conversion effected hereby, the Holder represents to the Company that the Holder is in compliance with the provisions of Section 4(D) of the Debenture.

         The Holder hereby affirms to the Company that the Holder is in compliance with the provisions of Section 2(i) of the Securities Purchase Agreement.

                                        _______________________________________
                                         (Print name of Holder)

                                     By:_______________________________________
                                         (Signature of Authorized Person)

                                        _______________________________________
                                          (Printed Name and Title)